Exhibit 99.1

Press Release

For immediate release

Company contact: Larry C. Busnardo, Senior Director, Investor Relations, 303-312-8514

Bill Barrett Corporation Announces Reaffirmation of $375 Million Borrowing Base, the

Sale of Non-Core Uinta Basin Properties for Cash Proceeds of $27 Million, and

Lower 2015 Capital Expenditure Guidance

•	Borrowing base under the bank credit facility reaffirmed at $375 million with zero currently drawn

•	Sale of non-core Uinta Basin properties for cash proceeds of $27 million enhances liquidity

•	DJ Basin rig count being reduced from two rigs to one rig as a result of improvements in drilling and completion operations

•	2015 capital expenditures reduced to $315-$325 million from $320-$350 million as a result of lower XRL well costs and increased drilling and completion efficiencies

•	2015 production guidance range increased to 6.3-6.5 MMBoe from 6.1-6.5 MMBoe

DENVER – September 28, 2015 – Bill Barrett Corporation (the “Company”) (NYSE: BBG) today announced the following corporate update.

The Company announced today that its semi-annual borrowing base review has been completed with the bank group reaffirming the $375 million borrowing base related to its revolving credit facility maturing in April 2020. The credit facility has $375 million of commitments and there are currently no borrowings under the credit facility. As part of the redetermination process, the Company and its lender group agreed to amend the maintenance covenants in the revolving credit facility by replacing the leverage covenant limiting the maximum total debt to trailing twelve month EBITDAX1 ratio of 4.0x with a covenant limiting the maximum senior secured debt to trailing twelve month EBITDAX ratio of 2.5x through March 31, 2018, after which, the leverage covenant reverts to a maximum total debt to trailing twelve month EBITDAX of 4.0x, as of June 30, 2018. In addition, an interest coverage ratio requirement was included, pursuant to which the ratio of EBITDAX to interest expense may not be less than 2.5 to 1.0 for each quarter through March 31, 2018.

The Company also announced that it has entered into a definitive agreement to sell certain non-core Uinta Basin properties for after-tax cash proceeds of approximately $27 million. The transaction is expected to close on or before November 30, 2015, with an effective date of September 1, 2015, and is subject to customary closing conditions and post-closing purchase price adjustments. The properties produced approximately 470 Boe/d during August 2015, had estimated proved reserves of 11 million barrels of oil equivalent (“MMBoe”) (9% proved developed) as of December 31, 2014 and included 17,632 net acres. Based on the Company’s internal estimates, the sale price amounts to over 10x estimated 2016 operating cash flow (excluding general and administrative expense) based on current strip pricing. The sale of the properties will not result in a reduction of the Company’s borrowing base related to its revolving credit facility.

Chief Executive Officer and President Scot Woodall commented, “We are pleased with the support of our lender group and believe that the reaffirmation of our borrowing base in the current commodity price environment is a testament to the high quality nature of our XRL assets. In addition, the sale of non-core properties at attractive metrics enhances our already strong liquidity position and further strengthens the balance sheet. We are well-positioned and remain focused on the items in our control as we retain the financial and operational flexibility to quickly adapt as conditions warrant. We remain financially well-positioned with an undrawn credit facility, a notable cash position, and favorable hedges that provide the financial capacity to navigate the current macro-economic environment.”

[1]	Earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other non-cash charges as defined in the credit facility

Reflecting much improved drilling efficiencies, the Company will accomplish its planned activities in the Northeast (“NE”) Wattenberg area for the remainder of the year with a one-rig drilling program. The Company will reduce its operated rig count from two rigs to one rig after completing current drilling operations on a multi-well extended reach lateral (“XRL”) pad. This reduction is attributable to the continued improvement in XRL drilling and completion efficiencies in the DJ Basin that also results in realized cost savings. It is now anticipated that 2015 capital expenditures will approximate $315-$325 million, which is below the low-end of the previous guidance range of $320-$350 million. This is primarily a result of drilling times for XRL wells being reduced from an average of 17 days to approximately 10 days, associated cost reductions that have lowered well costs by 10% to approximately $5.6 million, and the timing of certain well completions. It is expected that 40 gross (39 net) XRL wells will be drilled in the NE Wattenberg area in 2015 compared to a previous estimate of 35-40 gross (28-32 net) XRL wells. The increase is attributable to the improved drilling efficiency and also higher working interests due to other owners in the wells electing to go non-consent. Reflecting the efficiency improvement, it is expected that approximately 30 XRL wells can be drilled per rig on an annual basis compared to a previous estimate of 20 XRL wells per rig. Based on the performance of the XRL drilling program, 2015 production guidance is being increased to 6.3-6.5 MMBoe from 6.1-6.5 MMBoe.

Mr. Woodall further stated, “We have worked diligently this year to reduce costs, increase our operational efficiency and improve returns in a challenging macro-economic environment and our operational team has responded to this challenge. Our focus on operational execution has resulted in a reduction of the time to drill an XRL well by 40%, including a recent best-in-class well that was drilled in 7.5 days. This operational focus results in improved capital efficiency, decreased capital expenditures for this year and lower operating costs, while allowing us to increase our 2015 production guidance range. As we look ahead to 2016, we are running a variety of operating plan scenarios and considering a range of commodity price assumptions to determine the appropriate level of capital spending as we look to preserve liquidity given the outlook for commodity prices.”

Capital expenditures for the remainder of 2015 are expected to be funded internally through operating cash flow, cash on hand, non-core asset divestitures and borrowings under the revolving credit facility.

The Company has not issued any shares under its previously announced “at-the-market” equity offering program and does not anticipate currently utilizing it due to market conditions.

The Company also plans to participate in the following investor events:

•	September 29, 2015 – Chief Financial Officer and Treasurer, Robert W. Howard, will participate in investor meetings at the Deutsche Bank Energy 1x1 Corporate Days Conference. This event will not be webcast.

•	September 30, 2015 – Mr. Howard will present at the Deutsche Bank Leveraged Finance Conference. This event will not be webcast.

An updated corporate presentation to be used at these events will be posted on the Company’s website at www.billbarrettcorp.com prior to market open on Tuesday, September 29, 2015.

Forward-Looking Statements

All statements in this press release, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. Forward looking statements in this release include statements relating to production guidance, the nature and amount of expected capital expenditures in 2015 and the sources of funding for those expenditures, the number of wells expected to be drilled, and the closing of the Uinta Basin property transaction.

These and other forward-looking statements in this press release are based on management’s judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements due to, among other things: oil, NGL and natural gas price volatility, including regional price differentials; changes in operational and capital plans; changes in capital costs, operating costs, availability and timing of build-out of third party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results; the potential for production decline rates to be greater than expected; regulatory delays, including seasonal or other wildlife restrictions on federal lands; exploration risks such as drilling unsuccessful wells; higher than expected costs and expenses, including the availability and cost of services and materials; unexpected future capital expenditures; economic and competitive conditions; debt and equity market conditions, including the availability and costs of financing to fund the Company’s operations; the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested; declines in the values of our oil and gas properties resulting in impairments; changes in estimates of proved reserves; compliance with environmental and other regulations, including new emission control requirements; derivative and hedging activities; risks associated with operating in one major geographic area; the success of the Company’s risk management activities; title to properties; litigation; and environmental liabilities. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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